Contact:
Terry Badger
Director of Communications
210.254.6925
tbadger@usfunds.com


                                                           For Immediate Release

          U.S. Global Investors acheives record earnings in 3Q
      Net income up more than 400 percent from same quarter in 2005


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SAN ANTONIO - May 15, 2006 - U.S.  Global  Investors,  Inc.  (NASDAQ:  GROW),  a
boutique registered investment advisory firm, today reported record earnings in the quarter ended March 31, 2006, that were more than 400 percent higher than in the same period in 2005.

The company recorded net income of $2.55 million, or 34 cents per share, on a quarterly revenue record of $11.6 million during the three months. That compares to earnings of $449,000, or 6 cents per share, on revenue of $4.9 million during the same quarter a year earlier.

For the nine months ended March 31, 2006, U.S. Global has posted net income of $4.81 million, or 64 cents per share, on revenue of $25.9 million. The company earned $1.1 million, or 15 cents per share, on revenue of $12 million during the nine-month period ended March 31, 2005.

"The wind of commodity prices hit our sails in the latest quarter, but we also helped our performance by focusing on our rigorous investment processes," says Frank Holmes, CEO and chief investment officer at U.S. Global Investors.

"We've taken a more defensive stance because it's getting harder to find stocks that fit our strict models," Holmes continues. "We still believe in the secular bull market for commodities, but as active money managers, we're cautious in the short term. Pension funds have been investing heavily in commodity-based indexes, and in the short term we're not sure how sustainable this demand driver for commodities will be."

U.S. Global's mutual fund assets under management stood at $4.37 billion at the end of the third quarter, nearly double the $2.23 billion under management on March 31, 2005. Including all advisory contracts, the company now manages more than $5.8 billion in assets.

                            -more-

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Selected financial data (unaudited) for the three months ended March 31

                                          2006                     2005
Revenue                                   $11,557,008              $4,885,699
Expenses                                  $7,458,705               $4,155,139
Tax expense                               $1,547,895               $281,649
Net Income                                $2,550,408               $448,911
EPS (basic and diluted)                   $0.34                    $0.06
Avg. Mutual Fund Assets under Mgmt        $3.78 billion            $2.01 billion

Selected financial data (unaudited) for the nine months ended March 31

                                          2006                     2005
Revenue                                   $25,892,362              $11,952,326
Expenses                                  $18,365,696              $10,280,278
Tax expense                               $2,712,730               $575,488
Net Income                                $4,813,936               $1,096,560
EPS (basic and diluted)                   $ 0.64                   $0.15
Avg. Mutual Fund Assets under Mgmt        $2.99 billion            $1.68 billion


As of March 31, 2006, the U.S. Global Investors fund family had several funds leading their peer groups and the overall mutual-fund sector in measures going back as far as five years, according to the rating company Lipper Inc.

In the first three months of 2006, U.S. Global's World Precious Minerals Fund (UNWPX) was ranked #2 by Lipper in total return among all domestic funds and the Gold Shares Fund (USERX) was #3. In Lipper's measure for the 12 months ended March 31, 2006, the Gold Shares Fund ranked #3 in total return among all domestic funds and World Precious Minerals was #6.

For the five years ended March 31, 2006, the World Precious Minerals Fund ranked #1 in total return among all domestic funds. U.S. Global's Eastern European Fund (EUROX) was #3, the Gold Shares Fund was #4 and the Global Resources Fund (PSPFX) was #16. No other fund family had more than two funds in Lipper's top 40.

As of March 31, 2006, according to Lipper, the World Precious Minerals Fund ranked #3 of 54, #1 of 46, #1 of 35, and #15 of 24 among gold-oriented funds for total return for the 1-, 3-, 5-, and 10-year periods. The Gold Shares Fund ranked #1 of 54, #3 of 46, #2 of 35 and #23 of 24 among gold-oriented funds for the 1-, 3-, 5- and 10-year periods. The Eastern European Fund ranked #7 of 196, #1 of 173 and #2 of 137 among emerging-market funds for the 1-, 3- and 5-year periods. The Global Resources Fund ranked #26 of 101, #1 of 74, #1 of 67 and #13 of 29 among natural resources funds for the 1-, 3-, 5- and 10-year periods.


About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.us-global.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the


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company  offers  financial  solutions  and  provides  transfer  agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.


With more than $5.6 billion under management, the groups consist of 13 no-load mutual funds that offer a variety of investment options, from emerging markets to money markets. In general, trends in assets are the critical drivers of revenue and earnings trends.


Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage Inc.


Performance data quoted above is historical. Past performance is no guarantee of future results. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any fees described in the fund's prospectus (e.g. short-term trading fees) which, if applicable, would lower your total returns. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS, option 5.


Foreign and emerging-market investing involves special risks, such as currency fluctuation and less public disclosure, as well as economic and political risk. Gold funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The price of gold is subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 3% to 5% of your portfolio in gold or gold stocks.

Lipper Disclaimer: Lipper ratings for Total Return reflect funds' historical total return performance relative to peers as of March 31, 2006. Although Lipper makes reasonable efforts to ensure the accuracy and reliability of the data contained herein, the accuracy is not guaranteed by Lipper. Users acknowledge that they have not relied upon any warranty, condition, guarantee, or representation made by Lipper. Any use of the data for analyzing, managing, or trading financial instruments is at the user's own risk. This is not an offer to buy or sell securities.

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